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                                                                  Reg. No.  333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8

                             Registration Statement
                                      under
                     The Securities Act of 1933, as amended

                             ----------------------

                                OGE ENERGY CORP.
               (Exact name of registrant as specified in charter)
         OKLAHOMA                                                73-1481638
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             ----------------------

       321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321
                            Telephone: (405) 553-3000

                    (Address of principal executive offices)

                      OGE ENERGY CORP. DEFERRED COMPENSATION PLAN
                              (Full title of plan)

         PETER D. CLARKE                     STEVEN E. MOORE
         Gardner, Carton & Douglas           Chairman of the Board and President
         321 North Clark Street              OGE Energy Corp.
         Suite 3100                          321 North Harvey Avenue
         Chicago, Illinois  60610            Oklahoma City, Oklahoma  73102
         (312) 245-8685                      (405) 553-3000

                    (Name and address of agents for service)

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
                                                  Proposed         Proposed
   Title of each                   Amount          maximum          maximum         Amount of
class of securities                 to be       offering price     aggregate       registration
 being registered               registered(1)    per share(2)   offering price(2)     fee
-----------------------------------------------------------------------------------------------
Deferred Compensation
  Obligations                 $4,000,000           100%           $4,000,000         $1,056
-----------------------------------------------------------------------------------------------

     (1) The Deferred Compensation Obligations are unsecured obligations of OGE Energy Corp. to pay deferred compensation in the  future in accordance  with the terms of  the OGE Energy Corp.
Deferred Compensation Plan.

     (2) Estimated  solely for the purpose of  calculating the  amount of the registration fee.

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                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference:

     (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (ii) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

     (iii) the Registrant's Current Reports on Form 8-K filed May 20, 1999, July 9, 1999, July 13, 1999 (as amended on September 14, 1999), July 16, 1999, October 21, 1999, and December 8, 1999.

     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     The securities being offered hereby are Deferred Compensation Obligations (the "Obligations"). Pursuant to the OGE Energy Corp. Deferred Compensation Plan, effective as of January 1, 2000 (the "Plan"), the Registrant will provide individuals selected by the Registrant's Board of Directors ("Participants") the opportunity to defer payment of a specified portion of their cash compensation. The amount of compensation to be deferred will be determined by the elections of Participants in accordance with the Plan. Participants will be able to choose from a variety of investment options including a phantom stock account which reflects the performance of the Registrant's Common Stock. In addition, the Registrant will match certain amounts as specified in the Plan with units of OGE Energy Corp. Common Stock. These amounts must be held in the phantom stock account until a Participant reaches age 55. The Registrant will keep a bookkeeping account of the value of Participants' deferred compensation and the account will be indexed to the investment options chosen by each Participant. While the Obligations will not actually be invested, the accounts will reflect investment earnings, gains and losses of the selected investment options.

     The Obligations are payable in cash in accordance with a payment schedule to be selected by individual Participants in accordance with the Plan. The Registrant has created a nonqualified grantor trust, or "Rabbi Trust" (the "Trust"), to provide funds for the payment of the Obligations.


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The Trust will invest in life insurance on the lives of Participants. The assets of the Trust are subject to the claims of general creditors of the Registrant, therefore the Obligations will be unsecured obligations of the Registrant ranking equally with other unsecured, unsubordinated indebtedness of the Registrant.

     The Registrant reserves the right to amend or terminate the Plan at any time, provided that amendment or termination will not result in a reduction of the account balances of Participants. If the plan is terminated while a Participant or Participant's beneficiary is receiving benefits under the Plan, the balance of Participant's account will be paid out in a lump sum. The Plan does not provide loans and Participant's rights to the Obligations may not be used as collateral or assigned.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The consolidated financial statements and schedules of the Registrant included in the Registrant's Annual Report for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Tejas Transok Holding, L.L.C. included in the Registrant's Form 8-K Current Report dated July 13, 1999, as amended September 14, 1999, to the extent and for the periods indicated in their report included in said Form 8-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Provisions of the Annotated Oklahoma Statutes provide that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity subject to certain limitations and conditions set forth in the statutes. The Registrant's Restated Certificate of Incorporation contains substantially similar provisions that require such indemnification. The Restated Certificate of Incorporation is filed as Exhibit 3.01 to the Registrant's Form 10-K for the Fiscal Year ended December 31, 1996, File No. 001-12579 and incorporated herein by this reference. The Registrant's Restated Certificate of Incorporation also contains provisions limiting the liability of the Registrant's directors in certain instances. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


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ITEM 8. EXHIBITS

      4 OGE Energy Corp. Deferred Compensation Plan effective as of January 1, 2000.

      5  Opinion of counsel regarding legality of securities.

     23  Consent of Arthur Andersen LLP.

     24  Power of attorney.

ITEM 9. UNDERTAKINGS.

A.   UPDATING DISCLOSURE

The undersigned registrant hereby undertakes

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, That paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the


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     securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   SUBSEQUENT EXCHANGE ACT DOCUMENTS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

THE REGISTRANT
--------------

     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, and State of Oklahoma on the 8th day of December, 1999.

                                                     OGE ENERGY CORP.
                                                       (Registrant)



                                         By:      /s/  Donald R. Rowlett
                                            --------------------------------
                                                       Donald R. Rowlett
                                               Vice President and Controller


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     Pursuant to the  requirements  of the  Securities  Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  SIGNATURES                         TITLE                            DATE

Steven E. Moore        Director and Principal Executive Officer
James R. Hatfield      Principal Financial Officer
Donald R. Rowlett      Principal Accounting Officer
Herbert H. Champlin    Director
Luke R. Corbett        Director
William E. Durrett     Director
Martha W. Griffin      Director
H.L. Hembree, III      Director
Robert Kelley          Director
Bill Swisher           Director
Ronald H. White, M.D.  Director



By:  /s/ James R. Hatfield                                      December 8, 1999
     ---------------------
         James R. Hatfield
         (Attorney-in-Fact)
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                                  EXHIBIT INDEX

      4 OGE Energy Corp. Deferred Compensation Plan effective as of January 1, 2000.

      5  Opinion of counsel regarding legality of securities.

     23  Consent of Arthur Andersen LLP.

     24  Power of attorney.
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